Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES FOURTH QUARTER AND FISCAL YEAR END RESULTS

SAN JOSE, CA (November 1, 2010) - Sanmina-SCI Corporation (“Sanmina-SCI” or the “Company”/ Nasdaq GS: SANM), a leading global Electronics Manufacturing Services (EMS) company, today reported financial results for the fourth quarter and fiscal year ended October 2, 2010.

Fourth Quarter Fiscal 2010 Highlights

•                  Revenue of $1.69 billion

•                  Non-GAAP operating margin of 4.1 percent

•                  Non-GAAP diluted earnings per share of $0.46

•                  GAAP operating margin of 3.4 percent

•                  GAAP diluted earnings per share of $0.38

Fiscal Year 2010 Highlights

•                  Revenue of $6.3 billion, up 22 percent Y/Y

•                  GAAP diluted earnings per share of $1.48

•                  Non-GAAP diluted earnings per share of $1.30

Y/Y — compared to the same period a year ago.

Revenue for the fourth quarter was $1.69 billion, up 4 percent, compared to $1.63 billion in the prior quarter ended July 3, 2010 and up 25 percent compared to $1.35 billion in the same period a year ago. Revenue for the fiscal year ended October 2, 2010 was $6.3 billion, up 22 percent compared to $5.2 billion for the year ended October 3, 2009.

GAAP Financial Results

GAAP net income in the fourth quarter was $31.4 million, a diluted earnings per share of $0.38, compared to a net income of $21.6 million, a diluted earnings per share of $0.26 in the prior quarter.  GAAP net loss for the same period a year ago was $32.7 million, a diluted loss per share of $0.42.  GAAP net income for the full year was $122.4 million, a diluted earnings per share of $1.48, compared to net loss of $137.8 million, a diluted loss per share of $1.67 in fiscal 2009.

Non-GAAP Financial Results(1)

Non-GAAP gross profit in the fourth quarter was $132.2 million, or 7.8 percent of revenue, down 10 basis points, compared to gross profit of $129 million, or 7.9 percent of revenue in the third quarter and up 70 basis points compared to $96.4 million, or 7.1 percent in the same period a year ago.  Non-GAAP gross profit for the fiscal year 2010 was $492.4 million, or 7.8 percent of revenue, up 120 basis points, compared to gross profit of $339.9 million, or 6.6 percent for the fiscal year 2009.

Non-GAAP operating income in the fourth quarter was $68.9 million, or 4.1 percent of revenue, up 20 basis points, compared to $64.2 million, or 3.9 percent of revenue in the prior quarter and a 150 basis point improvement compared to $34.5 million, or 2.6 percent in the fourth quarter fiscal 2009.  Non-GAAP operating income for fiscal 2010 was $237.9 million, or 3.8 percent of revenue, up 200 basis points, compared to $94.3 million, or 1.8 percent of revenue for fiscal 2009.

Non-GAAP net income in the fourth quarter was $37.8 million, a diluted earnings per share of $0.46, compared to a net income of $26.6 million and $0.32 diluted earnings per share in the prior quarter.  Non-GAAP net income for the same period a year ago was $94 thousand, a diluted earnings per share of $0.00.  Non-GAAP net income for the full year was $106.9 million, or $1.30 diluted earnings per share, compared to net loss of $42.5 million, a diluted loss per share of $0.52 in fiscal 2009.

	Three Month Periods			Twelve Month Periods
(In millions, except per share data)	Q4:2010	Q3:2010	Q4:2009	FY:2010	FY:2009

GAAP:
Revenue	$1,688	$1,625	$1,354	$6,319	$5,177
Net income (loss)	$31	$22	$(33)	$122	$(138)
Earnings (loss) per share	$0.38	$0.26	$(0.42)	$1.48	$(1.67)
Non-GAAP(1):
Revenue	$1,687	$1,626	$1,354	$6,319	$5,182
Gross profit	$132	$129	$96	$492	$340
Gross margin	7.8%	7.9%	7.1%	7.8%	6.6%
Operating income	$69	$64	$35	$238	$94
Operating margin	4.1%	3.9%	2.6%	3.8%	1.8%
Net income (loss)	$38	$27	$0.1	$107	$(43)
Earnings (loss) per share	$0.46	$0.32	$0.00	$1.30	$(0.52)

Balance Sheet Results

As of October 2, 2010, cash and cash equivalents amounted to $593 million.  Cash cycle days were 47 days and inventory turns were 7.3x for the quarter.

“Fiscal 2010 was a great year for Sanmina-SCI with healthy revenue growth and margin expansion driven by solid execution of our strategy.  We remain focused on market diversification, operational excellence and leading edge technology which offer a distinct advantage to our customers.  Our differentiated strategy has positioned us for profitable growth in fiscal 2011,” stated Jure Sola, Chairman and Chief Executive Officer.

First Quarter Fiscal 2011 Outlook

The following forecast is for the first fiscal quarter ending January 1, 2011.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.625 billion to $1.675 billion

•                  Non-GAAP diluted earnings per share between $0.40 to $0.44

(1)Non-GAAP Financial Information

In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  revenue, gross profit, gross margin, operating income, operating margin, net income (loss) and earnings (loss) per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements and discrete tax events), to the extent material or which we consider to be of a non-operational nature in the applicable period.  See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides first quarter outlook information only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

Company Conference Call Information

Sanmina-SCI will hold a conference call regarding this announcement on Monday, November 1, 2010 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 20295558.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, renewable energy and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the Company’s outlook for future revenue and earnings per share, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including the return of worldwide recessionary conditions adversely impacting the markets for the Company’s customers’ products and the Company’s customers’ ability to pay for the Company’s products and which therefore could reduce the Company’s revenue; customer bankruptcy filings, which could cause the Company to record charges to its earnings; the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; any failure of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; the need to adopt future restructuring plans as a result of changes in the Company’s business, which would increase the Company’s costs and decrease its net income; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF

Sanmina-SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	October 2,	October 3,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$592,812	$899,151
Accounts receivable, net	1,018,612	668,474
Inventories	844,347	761,391
Prepaid expenses and other current assets	81,191	78,128
Assets held for sale	53,047	68,902
Total current assets	2,590,009	2,476,046

Property, plant and equipment, net	570,258	543,497
Other non-current assets	141,529	104,354
Total assets	$3,301,796	$3,123,897

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$923,038	$780,876
Accrued liabilities	140,371	140,926
Accrued payroll and related benefits	122,934	98,408
Short-term debt	65,000	—
Current portion of long-term debt	—	175,700
Total current liabilities	1,251,343	1,195,910

Long-term liabilities:
Long-term debt	1,240,666	1,262,014
Other	148,186	146,903
Total long-term liabilities	1,388,852	1,408,917

Total stockholders’ equity	661,601	519,070
Total liabilities and stockholders’ equity	$3,301,796	$3,123,897

Sanmina-SCI Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$1,687,768	$1,353,960	$6,318,691	$5,177,481
Cost of sales	1,556,057	1,259,630	5,835,701	4,855,003
Gross profit	131,711	94,330	482,990	322,478

Operating expenses:
Selling, general and administrative	61,170	60,315	252,534	238,194
Research and development	3,597	3,962	13,004	16,685
Amortization of intangible assets	392	1,072	3,555	4,817
Restructuring and integration costs	8,417	18,316	21,822	57,260
Asset impairment	—	2,944	1,100	10,178
Gain on sales of long-lived assets	(28)	—	(13,824)	—
Total operating expenses	73,548	86,609	278,191	327,134

Operating income (loss)	58,163	7,721	204,799	(4,656)

Interest income	710	459	2,246	6,499
Interest expense	(27,668)	(30,302)	(108,144)	(116,988)
Other income (expense), net	2,612	(5,609)	40,341	2,575
Interest and other, net	(24,346)	(35,452)	(65,557)	(107,914)

Income (loss) before income taxes	33,817	(27,731)	139,242	(112,570)

Provision for income taxes	2,418	4,954	16,807	25,252

Net income (loss)	$31,399	$(32,685)	$122,435	$(137,822)

Basic income (loss) per share	$0.39	$(0.42)	$1.55	$(1.67)
Diluted income (loss) per share	$0.38	$(0.42)	$1.48	$(1.67)

Weighted-average shares used in computing per share amounts:
Basic	79,683	78,604	79,195	82,528
Diluted	82,734	78,604	82,477	82,528

Sanmina-SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	October 2,	July 3,	October 3,	October 2,	October 3,
	2010	2010	2009	2010	2009

GAAP Revenue	$1,687,768	$1,625,170	$1,353,960	$6,318,691	$5,177,481
Adjustments
Customer bankruptcy reorganization (1)	(570)	570	—	—	5,000
Non-GAAP Revenue	$1,687,198	$1,625,740	$1,353,960	$6,318,691	$5,182,481

GAAP Gross Profit	$131,711	$124,115	$94,330	$482,990	$322,478
GAAP gross margin	7.8%	7.6%	7.0%	7.6%	6.2%
Adjustments
Stock compensation expense (2)	859	487	2,028	5,452	7,209
Amortization of intangible assets	209	—	24	209	257
Contingency item expected to reverse in a future period (6)	—	3,039	—	3,039	—
Customer bankruptcy reorganization (1)	(570)	1,329	—	759	10,000
Non-GAAP Gross Profit	$132,209	$128,970	$96,382	$492,449	$339,944
Non-GAAP gross margin	7.8%	7.9%	7.1%	7.8%	6.6%

GAAP operating income (loss)	$58,163	$61,740	$7,721	$204,799	$(4,656)
GAAP operating margin	3.4%	3.8%	0.6%	3.2%	-0.1%
Adjustments
Stock compensation expense (2)	2,796	2,367	4,470	15,167	15,994
Contingency item expected to reverse in a future period (6)	—	3,039	—	3,039	—
Amortization of intangible assets	601	926	1,096	3,764	5,074
Stock option investigation	—	—	—	—	450
Customer bankruptcy reorganization (1)	(1,178)	1,937	—	759	10,000
Restructuring, acquisition and integration costs	8,516	7,390	18,316	23,115	57,260
Gain on sales of long-lived assets	(28)	(13,796)	—	(13,824)	—
Asset impairment	—	600	2,944	1,100	10,178
Non-GAAP operating income	$68,870	$64,203	$34,547	$237,919	$94,300
Non-GAAP operating margin	4.1%	3.9%	2.6%	3.8%	1.8%

GAAP net income (loss)	$31,399	$21,563	$(32,685)	$122,435	$(137,822)

Adjustments:
Operating income adjustments (see above)	10,707	2,463	26,826	33,120	98,956
Net gain on derivative financial instruments and other (3)	—	—	—	—	(4,993)
Impairment of long-term investments	—	—	825	—	4,531
Acquisition and integration costs	(541)	—	—	(541)	—
Gain on sale of business	—	—	—	(3,710)	—
(Gain) / loss on repurchase of debt (4)	—	369	4,945	1,197	(8,545)
Gain from litigation settlement (5)	—	—	—	(35,556)	—
Nonrecurring tax items	(3,760)	2,222	183	(10,018)	5,352
Non-GAAP net income (loss)	$37,805	$26,617	$94	$106,927	$(42,521)

Non-GAAP Basic Income (Loss) Per Share:	$0.47	$0.33	$0.00	$1.35	$(0.52)

Non-GAAP Diluted Income (Loss) Per Share:	$0.46	$0.32	$0.00	$1.30	$(0.52)

Weighted-average shares used in computing Non-GAAP per share amounts:
Basic	79,683	79,544	78,604	79,195	82,528
Diluted	82,734	83,693	79,209	82,477	82,528

(1)   Relates to revenue reversal and inventory and bad debt reserves associated with customer bankruptcy reorganization announcements.

(2)   Stock compensation expense was as follows:

	Three Months Ended			Twelve Months Ended
	October 2,	July 3,	October 3,	October 2,	October 3,
	2010	2010	2009	2010	2009

Cost of sales	$859	$487	$2,028	$5,452	$7,209
Selling, general and administrative	1,899	2,215	2,324	9,809	8,446
Research and development	38	(335)	118	(94)	339
Stock compensation expense - total company	$2,796	$2,367	$4,470	$15,167	$15,994

(3)   Relates primarily to a gain on interest rate swaps not accounted for as hedging instruments during a portion of Q1 FY09 due to termination of a swap.

(4)   Represents gain or loss, including write-off of unamortized debt issuance costs, on debt redeemed or repurchased prior to maturity.

(5)   Represents cash received in connection with a litigation settlement.

(6)   Represents a non-recurring contingency that the Company expects to resolve favorably in future periods.  However, there can be no assurance of the exact amount or timing of this recovery.

Schedule I

The tables contained above include non-GAAP measures of revenue, gross profit, gross margin, operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring and integration expenses, impairment charges, amortization charges and other infrequent items, to the extent material or which we consider to be of a non-operational nature in the applicable period.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring and Integration Costs, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the integration of acquired businesses into our operations, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges resulting primarily from the Company’s net book value exceeding its market capitalization due to weak macroeconomic conditions, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity or availability under its credit facilities. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges for customer bankruptcy reorganizations and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict and generally not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.